FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Two New Board Members

PITTSBURGH, Aug. 20, 2024 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced the election of Thomas A. Hendry, Senior Vice President and Treasurer of New York Life Insurance and Annuity Corporation (New York Life). and Nathaniel S. Bonnell, Chairman, President and CEO of Citizens Bank of West Virginia to the FHLBank Board of Directors (Board). They will serve out the Board terms of former Delaware and West Virginia member directors, Pamela C. Asbury and H. Charles Maddy, III, respectively. Mr. Hendry will step into an existing four-year term that began Jan. 1, 2024. Mr. Bonnell will step into an existing four-year term that began Jan. 1, 2023.

Mr. Hendry will serve on the Finance Committee, the Enterprise Risk Management Committee (a Committee comprised of the entire Board), and the Diversity, Equity and Inclusion Committee (a Committee comprised of the entire Board).

Mr. Bonnell will serve on the Operational Risk Committee, the Enterprise Risk Management Committee, and the Diversity, Equity and Inclusion Committee.

Newly Elected Directors

Delaware Member Director

Mr. Hendry serves as Senior Vice President and Treasurer in the Corporate Finance department of New York Life. New York Life is a US and global mutual life insurance company. Mr. Hendry is responsible for overseeing the Treasury function including funding, liquidity management, operations, asset liability management, as well as enterprise expense management, procurement, and corporate services. Prior to joining New York Life in 2012, Mr. Hendry held multiple leadership roles at Prudential, which he rejoined in 1998, and Prudential Investment Management.

He earned a Master of Business Administration from New York University’s Stern School of Business, and a Bachelor of Science in accounting and economics from King’s College.

West Virginia Member Director

Mr. Bonnell is the Chairman, President and CEO of Citizens Bank of West Virginia, which operates six full-service banking locations in West Virginia. Mr. Bonnell is also President, CEO and a Board Member of Citizens Financial Corp., headquartered in Elkins, West Virginia. With more than 20 years at Citizens Bank, Mr. Bonnell has served in various capacities including Chief Financial Officer and Executive Vice President overseeing operations. Mr. Bonnell is a Certified Public Accountant, and also maintains designations as a Certified Information Systems Auditor and Chartered Global Management Accountant.

He is currently a Board Member of the West Virginia Bankers Association, Randolph County Development Authority, the Rotary Club of Elkins and Davis & Elkins College. He is also a member of the Community Bankers Council of the American Bankers Association and is an active participant in Community Bankers of West Virginia. He earned a Master of Business Administration from West Virginia University and a Bachelor of Science in Accounting and Management from Davis & Elkins College.

Other Directors Serving on the FHLBank Pittsburgh Board of Directors

In addition to the elected directors listed above, FHLBank’s Board for 2024 also includes: Barbara Adams, Thomas Bailey, Glenn R. Brooks, Romulo L. Diaz, Jr., Esq., James V. Dionise, Angel L. Helm, Blanche Jackson, Louise M. Herrle, Sheryl Jordan, Joseph W. Major, Brendan J. McGill, Thomas H. Murphy, Dr. Howard B. Slaughter, Jr., and Jeane M. Vidoni. For more information about the Bank’s directors, visit www.fhlb-pgh.com/leadership.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

About New York Life

New York Life Insurance Company (www.newyorklife.com), a Fortune 100 company founded in 1845, is the largest mutual life insurance company in the United States1 and one of the largest life insurers in the world. Headquartered in New York City, New York Life’s family of companies offers life insurance, and other solutions. New York Life has the highest financial strength ratings currently awarded to any U.S. life insurer from all four of the major credit rating agencies2.

1Based on revenue as reported by “Fortune 500 ranked within Industries, Insurance: Life, Health (Mutual),” Fortune magazine, 6/4/2024. For methodology, please see http://fortune.com/fortune500/.

2Individual independent rating agency commentary as of 11/17/2023: A.M. Best (A++), Fitch (AAA), Moody’s Investors Service (Aaa), Standard & Poor’s (AA+).

About Citizens Bank of West Virginia

Citizens Bank of West Virginia, with assets of $682 million, is headquartered in Elkins, WV. From six office locations in North Central and northern West Virginia, the bank provides integrated financial services including retail and commercial banking, wealth management, and mortgage services. Citizens Bank was recognized for the fourth consecutive year by American Banker magazine in the Top Performing Publicly Traded Community Banks Under $2 Billion of Assets in the Nation, ranking 25th on the prestigious list and #1 among WV banks. Citizens was also named to Newsweek’s America’s Best Banks 2023 list as the Best Small Bank in WV, 2023 SBA WV Community Lender of the Year, The Inter-Mountain’s 2023 People’s Choice

Best Bank, and ranked #7 as one of the 2023 Best Banks to Work for in the Country by American Banker.

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